Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-8 (File No. 333-225569) and Form S-3 (Fine No. 333-237592 and File No. 333-248865) of our report dated March 31, 2021, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Hancock Jaffe Laboratories, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2021